EXHIBIT 99.1

NEWS RELEASE
December 31, 2004

For Immediate Release

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue P.O. Box 3 Kankakee, IL 60901-0003	Fax:	(815) 937-4440 (815) 937-3674

For more information contact:
James M. Lindstrom
Chief Financial Officer

CENTRUE FINANCIAL CORPORATION ANNOUNCES PLANS TO ACQUIRE
ILLINOIS COMMUNITY BANCORP, INC.

Kankakee, Illinois.....(December 31, 2004) Centrue Financial Corporation (AMEX:CFF), today announced the proposed acquisition of Illinois Community Bancorp, Inc. in Effingham, Illinois. The combined organization will have approximately $640 million in total assets based upon September 30, 2004 financials. Centrue Financial will acquire Illinois Community Bancorp, Inc. and its subsidiary, Illinois Community Bank in a transaction valued at approximately $3.3 million. The merger is expected to close in the second quarter of 2005.

“We are extremely pleased to welcome Illinois Community Bank as the newest member of the Centrue Financial organization. We look forward to serving the Effingham community and are excited to significantly expand our presence in downstate Illinois,” said Michael A. Griffith, Chairman of Centrue Financial. Thomas A. Daiber, President and CEO of Centrue Financial, added “Illinois Community Bank is an excellent bridge between our Champaign-Urbana region and Metro East St. Louis region. We are also excited to have Roger Dotson, a proven leader, join us as President of Centrue Financial’s new Southeastern region. He joins our team of Regional Bank Presidents who are empowered to operate their banking franchises independently and who utilize their strong commercial banking experience as leaders in their markets.”

“We look forward to joining an organization with the values and momentum of Centrue Financial,” said Roger D. Dotson, Chief Executive Officer and President of Illinois Community Bancorp. “Since its merger with Aviston in the fall of 2003, Centrue Financial’s management has aggressively pursued its strategy to become the premier financial institution in Central Illinois. We are happy to become part of the Centrue Financial family.”

“We are especially pleased to be able to offer new deposit, loan and financial products and services as well as expanded banking hours to our Illinois Community Bank customers. They will also benefit from being able to conduct their banking business with any of the nineteen existing Centrue Bank offices as well as having access to an expanded ATM network located throughout Central Illinois.”

Centrue Financial will acquire all of Illinois Community Bancorp’s issued and outstanding shares of common stock. Under the terms of the agreement, Illinois Community Bancorp shareholders will receive consideration of $7.33 per share for their shares of Illinois Community Bancorp stock payable as each shareholder may elect in either cash, shares of Centrue Financial common stock or a combination of both. Elections will be subject to allocation procedures that are intended to ensure that half of the Illinois Community Bancorp common stock outstanding immediately prior to consummation of the transaction will be converted to Centrue Financial common stock and the other half will be converted into the right the receive cash. Based upon Centrue Financial’s closing price of $28.07 on December 29, 2004, approximately 59,000 shares of Centrue Financial common stock will be issued in the transaction, which will bring the total number of Centrue Financial shares of common stock outstanding to approximately 2.4 million shares. The transaction is subject to necessary regulatory approvals, as well as the approval of the shareholders of Illinois Community Bancorp.

Centrue Financial will be filing a registration statement on Form S-4 and other relevant documents concerning the merger, including a proxy statement for use in connection with a special meeting of Illinois Community Bancorp shareholders that will be held to approve the merger, with the Securities and Exchange Commission. ILLINOIS COMMUNITY BANCORP SHAREHOLDERS ARE URGED TO READ THESE IMPORTANT MATERIALS AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY BEFORE MAKING ANY DECISION CONCERNING THE MERGER. These documents will also be available free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Centrue Financial will be available free of charge from its Corporate Secretary at 310 S. Schuyler Ave., Kankakee, Illinois 60910, telephone 815-937-2800 and documents for Illinois Community Bancorp shareholders will be available free of charge from its Corporate Secretary at 1300 North Keller Drive, Effingham, Illinois 62401, telephone 217-347-7127.

Centrue Financial Corporation and Centrue Bank are headquartered in Kankakee, Illinois, which is 60 miles south of downtown Chicago. The Bank operates nineteen locations in eight counties ranging from northeast Illinois to the metropolitan St. Louis area. Centrue Bank has total assets of over $600 million and 168 employees on a full time equivalent basis.

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SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to a merger transaction between Centrue Financial and Illinois Community Bancorp and the integration of Illinois Community Bank with Centrue Bank, the combination of their business, and the projected revenue, financial condition, results of operations, plans, objectives, future performance and business of the combined company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Centrue Financial’s and Illinois Community Bancorp’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Centrue Financial undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of Centrue Financial and Illinois Community Bancorp to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning Centrue Financial’s general business; (iv) changes in interest rates and prepayment rates of Centrue Financial’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving Centrue Financial; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Centrue Financial and its business, including additional factors that could materially affect Centrue Financial’s financial results, is included in Centrue Financial’s filings with the Securities and Exchange Commission.